CONTRACT FOR PURCHASE AND SALE OF EQUIPMENT AND SERVICES

This Contract For Purchase And Sale Of Equipment And Services (the “Contract”) is made and entered into as of February 11, 2002 (the “Effective Date”) by and between The Titan Corporation, a Delaware corporation (the “Buyer”), and SureBeam Corporation, a Delaware corporation (the “Seller”).

RECITALS:

A.            Seller is engaged in the business of designing, manufacturing, selling, installing, operating and servicing food irradiation or pasteurization systems, including electron beam and x-ray equipment and systems.

B.            Buyer’s Affiliate, Titan Scan Technologies Corporation is engaged in the business of selling, operating and servicing medical equipment sterilization systems and providing medical equipment sterilization services (the “Titan Scan Business”).

C.            Buyer is engaged in the business of selling, operating and servicing systems for irradiating mail to kill anthrax and other biological agents for the United States Postal Service and for other customers (the “Mail Business”).

D.            Buyer either directly or through one or more Affiliates may establish one or more other businesses that use electron beam and x-ray equipment and systems in applications other than treatment of food, flowers or animal hides (the “Other Businesses”).

E.             Buyer or its Affiliates have agreed to purchase from Seller, and Seller has agreed to sell to Buyer or its Affiliates, linear accelerator equipment and related equipment, material handling equipment, safety equipment, dosimetry system, and a real-time information and control systems as more particularly described on Exhibit A hereto configured as specified in each Statement of Work, as such equipment and systems may be improved or enhanced by Seller from time to time, including through the introduction of new models, (collectively, “Systems”) and specified services to be used by Buyer or its Affiliates in connection with the Titan Scan Business, Mail Business or Other Businesses on the terms and conditions contained in this Contract.

NOW, THEREFORE, in consideration of the foregoing recitals, which .are hereby incorporated by reference herein, the covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Definitions

As used herein, the following terms shall have the following meanings:

(a)           “Affiliate” means any entity that directly or indirectly Owns, is Owned by or is under common Ownership, with a party to this Contract, where “Owns” or “Ownership” means direct or indirect possession of at least fifty percent of the outstanding voting securities of a corporation or a comparable equity interest in any other type of entity; provided, however, that

Affiliates shall only include those entities that have expressly accepted this Contract and that have agreed to be bound by all terms and conditions of this Contract.  Seller shall not be required to sell Systems or Integration Services to any Affiliate of Buyer that does not manifest such acceptance of all obligations applicable to Buyer in a writing reasonably satisfactory to Seller.

(b)           “Change Order” shall have the meaning ascribed to it in Section 2(d).

(c)           “Changes” shall have the meaning ascribed to it in Section 2(d).

(d)           “Confidential and Proprietary Information” means confidential information of a party relating to any designs, know-how, inventions, technical data, ideas, uses, processes, methods, formulae, research and development activities, work in process, or any scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form (which is marked confidential or acknowledged as being confidential prior to disclosure).  If the Confidential and Proprietary Information is disclosed orally or visually, it shall be identified as such at the time of disclosure and confirmed in writing by the disclosing party within thirty (30) days of disclosure.  Confidential and Proprietary Information shall also include any other information in oral, written, graphic or electronic form which, given the circumstances surrounding such disclosure, would be considered confidential.

(e)           “Cost of Services” means Seller’s actual direct cost of providing Services under this Contract or any Statement of Work as determined under GAAP, plus Seller’s direct cost of complying with Buyer’s compliance standards as set forth in Section 10 below that are applicable to the particular Service, plus Seller’s Insurance Costs (as defined in Section 14) allocated for each Statement of Work between Cost of Services and Cost of Manufacturing based upon the relative direct cost incurred for each such Statement of Work and allocated among Statements of Work on a monthly basis in proportion to total direct costs on all projects for such month, plus (i) in the case of Services related specifically to medical sterilization equipment, an allocation of Seller’s general and administrative expenses (other than selling, marketing, accounting, finance, or advertising expenses or expenses of the office of the chief executive officer of Seller) directly attributable to performing such Services under this Contract or any Statement of Work, as determined under GAAP, or (ii) in the case of Services related specifically to all Systems other than medical sterilization equipment, an allocation of Seller’s general and administrative expenses (other than selling, marketing, or advertising expenses or expenses of the office of the chief executive officer of Seller) directly attributable to performing such Services under this Contract or any Statement of Work, as determined under GAAP. In no event shall any item of Seller’s cost be counted more than once in determining Seller’s Cost of Services.

(f)            “Delivery Location” shall have the meaning ascribed to it in Section 4(a).

(g)           “Design Services” shall have the meaning ascribed to it in Section 2(a)(iv).

(h)           “Exclusive Integration Services Period” shall have the meaning ascribed to it in Section 2(a)(iii).

(i)            “Exclusive System Period” shall have the meaning ascribed to it in Section 2(a)(i).

(j)            “Force Majeure” means storms, floods, earthquakes, acts of God, acts of civil or military authority, quarantine restrictions, riots, fires, lock-outs, commercial impossibility, explosions and bombings, acts of war and terrorism or any other cause or causes beyond the reasonable control of the party seeking to be excused from performance.

(k)           “GAAP” shall mean U.S. generally accepted accounting principles.

(l)            “Inspection Period” shall have the meaning ascribed to it in Section 5(e).

(m)          “Intellectual Property Rights” means any now known or hereafter existing (a) rights associated with works of authorship throughout the universe, including exclusive exploitation rights, copyrights, moral rights and mask works, (b) trademark and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) other intellectual and industrial property and proprietary rights of every kind and nature throughout the universe, whether arising by operation of law, by contract or license, or otherwise, and (f) all registrations, applications, renewals, extensions, combinations, divisions or reissues of the foregoing.

(n)           “Integration Services” means the integration and installation services together with Service Levels specified on Exhibit B hereto together with such additional installation services that are specified in a separate Statement of Work.

(o)           “License Agreement” means the Amended and Restated License Agreement effective as of October 17, 2001, between SB OperatingCo., Inc. and The Titan Corporation.

(p)           “Limited Warranty” shall have the meaning ascribed to it in Section 8(a).

(q)           “Mail Business” shall have the meaning ascribed to it in Recital C.

(r)           “Maintenance and Support Services” means those maintenance and support services together with Service Levels specified on Exhibit C hereto together with such additional maintenance and support services that are specified in a separate Statement of Work.

(s)           “Manufacturing Cost” means Seller’s actual direct cost of manufacturing and assembling the Systems, for Buyer or its Affiliate, including parts and labor determined under GAAP, plus Seller’s direct cost of complying with Buyer’s compliance standards as set forth in Section 10 below that are applicable to the particular System, plus Seller’s Insurance Costs (as defined in Section 14) allocated for each Statement of Work between Cost of Services and Cost of Manufacturing based upon the relative direct cost incurred for each within such Statement of Work and allocated among Statements of Work on a monthly basis in proportion to the relative total direct costs on all projects for such month plus Buyer’s allocated share of Seller’s overhead costs for its manufacturing facility (excluding any cost of complying with Buyer’s compliance standards as set forth in Section 10 or Insurance Costs), allocated based on the ratio of the total systems being produced for the Buyer Statement of Work to the total of all systems being produced by the Seller for the Buyer Statement of Work period.  Notwithstanding the above, unless otherwise agreed in given Statement of Work, the overhead allocated to Buyer for all systems under Statements of Work in 2002, are to bear a direct relationship to the proportion of the estimated number of systems to be produced for the Buyer under all Statements of Work in 2002 to the total 17 budgeted units to be produced by Seller for all customers in 2002, in such facility, plus (i) in the case of medical sterilization Systems, an allocation of Seller’s general and administrative expenses (other than selling, marketing, accounting, finance, or advertising expenses or expenses of the office of the chief executive officer of Seller) directly attributable to manufacturing and assembling the Systems, as determined under GAAP, or (ii) in the case of all Systems other than medical sterilization Systems, an allocation of Seller’s general and administrative expenses (other than selling, marketing, or advertising expenses or expenses of the office of the chief executive officer of Seller) directly attributable to manufacturing and assembling the Systems, as determined under GAAP.  In no event shall any item of Seller’s cost be counted more than once in determining Seller’s Manufacturing Cost.

(t)            “Milestone Schedule” means the production, delivery and payment schedule for the System or Services as set forth in the applicable Statement of Work.

(u)           “Other Businesses” shall have the meaning ascribed to it in Recital D.

(v)            “Purchase Price” shall have the meaning ascribed to it in Section 3.

(w)           “Services” means collectively, the Maintenance and Support Services, the Integration Services and the Design Services or individually, as context requires, any one of such services required under any Statement of Work.

(x)           “Specifications” shall have the meaning ascribed to it in Section 2(b).

(y)           “Statement of Work” shall have the meaning ascribed to it in Section 2(b).

(z)           “System Documentation” shall have the meaning ascribed to it in Section 2(c).

(aa)         “Systems” shall have the meaning ascribed to it in Recital E.

(bb)         “Term” shall have the meaning ascribed to it in Section 6.

(cc)         “Titan Scan Business” shall have the meaning ascribed to it in Recital B.

(dd)         “Warranty Period” shall have the meaning ascribed to it in Section 8(a).

2.             Systems purchased and documentation provided

(a)           Exclusive Supply.

(i)            For the period beginning with the Effective Date and ending on December 31, 2003 (the “Exclusive System Period”), Buyer shall purchase all of Buyer’s and its Affiliates’ requirements for new Systems (excluding electron beam or x ray accelerators with power of 150 kilowatts or more) from Seller, and Seller shall supply all of Buyer or its Affiliates’ requirements for such systems, unless Seller either (A) approves in writing a specific purchase of Systems by

Buyer from a third party, or (B) provides written notice to Buyer that (y) it is unable to supply a System or Systems within the delivery window specified by Buyer or its Affiliate’s applicable Statement of Work so long as the specified delivery window is within Seller’s published lead times for its customers, or (z) it will be unable to comply with the Specifications in any prospective Statement of Work, in any of which case Buyer shall be free to purchase such specific System only, subject of Seller’s written notice under this clause (B), from a third party or manufacture the System for itself.  Any notice from Seller under Clause (B) hereof shall not affect the continuing obligation of Buyer to purchase all of Buyer’s and its Affiliates’ requirements for new Systems from Seller during the remainder of the Exclusive System Period other than any Systems covered by such notice.

(ii)           During the Exclusive System Period, Buyer shall only purchase Maintenance and Support Services for Buyer’s and its Affiliates’ Systems, including spare parts, from Seller, unless Seller either (A) approves in writing a specific purchase of specific maintenance and support services by Buyer from a third party, or (B) provides written notice to Buyer that it is unable to supply Maintenance and Support Services to Buyer, in which case Buyer shall be free to purchase such specific Maintenance and Support Services only, subject of Seller’s written notice under this clause (B),  from a third party.  Any notice from Seller under Clause (B) hereof shall not affect the continuing obligation of Buyer to purchase all of Buyer’s and its Affiliates’ requirements for Maintenance and Support Services for the remainder of the Exclusive System Period other than the Maintenance and Support Services covered by such notice.

(iii)          For the period beginning with the Effective Date and ending on December 31, 2002 (the “Exclusive Integration Services Period”), Buyer shall only purchase Integration Services from Seller, unless Seller either (A) approves in writing a specific purchase of Integration Services by Buyer from a third party, (B) provides written notice to Buyer that (y) it is unable to supply a specific Integration Service within the delivery deadlines specified by Buyer or its Affiliate’s applicable Statement of Work, or (z) it will be unable to comply with the Specifications in any prospective Statement of Work applicable to the Integration Service, in any of which case Buyer shall be free to purchase such specific Integration Service only, subject of Seller’s written notice under this clause (B), from a third party.  Any notice from Seller under Clause (B) hereof shall not affect the continuing obligation of Buyer to purchase all of Buyer’s and its Affiliates’ requirements for Integration Services from Seller during the remainder of the Exclusive Integration Services Period other than the Integration Services covered by such notice.

(iv)          To the extent requested by Buyer or an Affiliate and agreed by Seller, Seller shall provide to Buyer or its Affiliate system engineering, proposal perparation, sales support, professional design and engineering services or other services as requested by Buyer or an Affiliate in connection with proposal presentation and sales, site analysis and System specification as well as system engineering modifying and configuring the Systems or any components of the Systems, including, without limitation, the information and control system as necessary to use the System for its intended application or to otherwise comply with the specifications of a customer of Buyer or its Affiliates (“Design Services”).  Seller shall perform Design Services professionally and in accordance with established business standards and ethics.  All Design Services shall conform to the specifications and performance standards set forth in the Statement of Work.

(v)           Buyer and its Affiliates shall have no obligation to generate any requirements for Systems or Services or otherwise market the Systems.

(b)           Systems and Statements of Work.   Subject to Section 1(a) above, and upon the terms and subject to the conditions set forth in this Contract and in statements of work to be subsequently agreed upon in writing by both parties hereto (each, a “Statement of Work”), Seller shall sell Systems and provide Maintenance and Support Services and Integration Services to Buyer or its Affiliates, and Buyer or its Affiliates shall purchase Systems, Maintenance and Support Services and Integration Services from Seller, for the Purchase Prices specified in Section 3 below. Each purchase transaction shall be set forth in a separate Statement of Work.  Once a given Statement of Work has been fully executed by the parties, it shall be incorporated into and governed by the terms and conditions of this Contract.  Each Statement of Work shall set forth at a minimum (i) design specifications and feature sets for the System being supplied, including the configuration of the System, (the “Specifications”), (ii) scope of the Services being provided, if any, (iii) a Milestone Schedule for the System and/or Services being provided; (iv) the Purchase Prices for the specified Systems and Services and Milestone Schedule payment schedule; and (v) in the case of a Statement of Work executed by an Affiliate of Buyer, a statement, reasonably satisfactory to Seller, that such Affiliate expressly accepts this Contract and agrees to be bound  by all terms and conditions herein applicable to Buyer.

(c)           System Documentation.  In connection with each System sold to Buyer, Seller shall also provide to Buyer the written or electronic materials published or otherwise made available by Seller with respect to the System, including without limitation, recommended spare parts lists, service and maintenance schedules, as-built drawings and schematics and such operations, training, service and repair manuals, including user manuals for the monitoring and control systems, as may be necessary or convenient to operate such System (collectively, the “System Documentation”).

(d)           Change Orders.  No additions, changes or modifications to any of Statement of Work by either party (each “Changes”) will be considered by the other party unless such proposed Changes are first submitted in writing to the other party and shall not have an effect until a Change Order (as defined below) is executed by both parties.  The parties acknowledge and agree that any Changes may affect or delay the delivery and/or the Purchase Price for the products or services set forth therein.  Promptly after a requested Change has been submitted for approval to Seller, or to Buyer (if Seller requests a Change), Seller shall prepare and deliver to Buyer an estimate of the anticipated impact, if any, on the delivery schedule and/or the Purchase Price.  After Buyer has received such information, Buyer shall indicate in writing whether it approves such Changes.  Thereafter, the parties shall mutually revise the applicable Statement of Work upon mutual execution of a written order detailing the Changes to be made (each, a “Change Order”).  Seller shall not be obligated to implement any Changes specified in a Change Order until Buyer has executed and returned such Change Order to Buyer.  Each Change Order shall state (i) a detailed description of the Change to the System(s) or services to be provided under the Statement of Work, (ii) the amount of the fixed adjustment to the fixed Purchase Price or estimated change to any cost plus Purchase Price, if any, due to increases in Manufacturing Cost or Cost of Services, and (iii) the extent of the adjustment, if any, in the delivery schedule.  For all purposes under this Contract, each Change Order will be fully incorporated into the

Statement of Work to which such Change Order applies.  Seller shall not be liable for any delays that occur in the delivery schedule due to Changes requested by Buyer.

3.             Purchase Price

This purchase price to be paid by Buyer to Seller for each System and Services, if applicable, (the “Purchase Price”) shall be a fixed price specified below payable as follows:

(a)           Systems.  The Purchase Price for Systems and all spare parts shall be F.O.B. Delivery Location and shall equal Seller’s estimated Manufacturing Cost for manufacturing such System plus a markup of twenty percent (20%), unless the parties negotiate a different pricing approach as reflected in the applicable Statement of Work.  The parties’ shall negotiate in good faith a fixed Purchase Price for each System based upon the estimated Manufacturing Cost for such System for each Statement of Work prior to commencement of construction of any System under such Statement of Work and shall specify the fixed Purchase Price in the Statement of Work.

(b)           Services.  Seller shall supply all Services for Seller’s Cost of Services plus a markup of twenty percent (20%) unless the parties negotiate a different pricing approach as reflected in the applicable Statement of Work. Notwithstanding the previous sentence, Buyer may engage Seller, from time to time, to perform specified Design Services under an interim Statement of Work in order to develop the scope of a final Statement of Work.  Buyer shall pay Seller for any Design Services performed under an interim Statement of Work that does not result in a final Statement of Work at Seller’s Cost of Services for the Design Services plus a markup of twenty percent (20%), unless the parties agree to a different pricing approach as reflected in such interim Statement of Work.  If an interim Statement of Work leads to a final Statement of Work, then the cost of the Design Services shall be included in the Cost of Services in the applicable Statement of Work. In addition, Buyer or it Affiliate shall reimburse Seller for reasonable out-of-pocket expenses incurred for travel, food and accommodation in connection with the performance of Integration Services, including installation services, at Buyer or its Affiliate’s customer site outside of San Diego County, California.

(c)           Taxes.  Buyer will pay all non-U.S. export charges, import duties, any and all sales, use, excise, value added or other taxes or assessments imposed by any governmental authority upon or applicable to any sale to Buyer or its Affiliates of Systems or Services under this Contract (unless Buyer provides Seller with an applicable resale certificate that exempts a sale from such taxes), and all costs and charges for transportation, brokerage, handling and insurance of the System from the point of shipment.

(d)           Payment of Purchase Price.  The Purchase Price for all Systems and Services supplied under this Contract shall be payable in accordance with the Milestone Schedule set forth in the applicable Statement of Work; provided however, if a supplier or subcontractor of Seller requires Seller to make advance payments or deposits prior to commencing work on parts or components for Systems and Buyer approves of the use of such supplier or subcontractor with respect to such Statement of Work in its discretion, then Buyer shall make payments to Seller in the same amount required by the supplier or subcontractor at the time the advance or deposit is required to be made by Seller as an advance against the Milestone Schedule payments that are otherwise payable under the Statement of Work.  Such advances shall be applied against the Purchase Price, beginning with the first Milestone Schedule payment that is payable for each Statement of Work.   Seller shall send Buyer an invoice for each Milestone Schedule payment, together with a report supporting achievement of the applicable milestone covered by the invoice.  Buyer shall pay the full amount of each invoice, in cash in US dollars, on net ten (10) business day terms following Buyer’s acceptance of the deliverable or milestone associated with such invoice under the applicable Milestone Schedule pursuant to Section 5(a) below.

(e)           Records and Audit. Seller shall maintain records with respect to Manufacturing Costs, Cost of Services and expenses under this Contract during the Term of this Contract and for three years following the completion of each Statement of Work unless a longer record retention period is specified in an applicable Statement of Work.  Such records shall be made available by Seller upon reasonable advance notice during reasonable business hours for examination at Buyer’s expense by a Buyer’s independent public accountants, for the sole purpose of verifying for Buyer or its Affiliates the correctness of calculations of Manufacturing Costs, Cost of Services, and other expenses or payments under this Contract, including under any specific Statement of Work.  In the absence of material discrepancies (defined as discrepancies of in excess of five percent (5%)) in any request for reimbursement resulting from such audit, the accounting expense shall be paid by Buyer.  If material discrepancies do result, Seller shall bear the accounting expense.  Any records or accounting information received from Seller shall be Confidential and Proprietary Information. The terms of this Section 3(e) shall survive any termination or expiration of this Contract for a period of the three years.

4.             Delivery of System

(a)           Delivery Location.  If not specified in the applicable Statement of Work, prior to the date Seller has completed the manufacture of each System, Buyer or its Affiliate shall specify to Seller, in writing, the location to which Seller shall deliver such System (a “Delivery Location”).

(b)           Packing and Shipping.  All Systems shall be packed for shipment and storage in accordance with Seller’s standard commercial practices.  Seller shall ship all Systems, F.O.B. Delivery Location.

5.             Installation and Acceptance of System

(a)           Milestone Acceptance.  Seller will manufacture and deliver to Buyer the System, or in the case of Services, will perform the Services, in accordance with the dates set forth in the Milestone Schedule and will demonstrate as a material part of each delivery that the relevant deliverable is complete, and complies with the applicable Statement of Work and Specifications.  Buyer shall accept each deliverable supplied under this Contract that complies with the relevant Statement of Work and the Specifications applicable to such System.  Except with respect to the final milestone which shall be governed by Sections 5(e) through (g) inclusive, Buyer shall inspect each deliverable within ten (10) business days of the latter of (i) its delivery to the Delivery Location or (ii) the completion of Seller’s Services relating to such deliverable, if applicable (the “Milestone Acceptance Period”).  Seller shall provide Buyer written notice of its acceptance or rejection within such Milestone Acceptance Period.  Any notice of rejection shall specify in reasonable detail the reasons such deliverable or Services does not [materially] comply with the relevant Statement of Work and the Specifications applicable to such deliverable.  If Buyer rejects any deliverable or Services during a Milestone Acceptance Period, and if Seller confirms such non-compliance, then Seller shall, at no additional charge and as soon as reasonably practicable, use commercially reasonable efforts to cause the rejected deliverable or Services to comply with the relevant Statement of Work and the Specifications or replace the rejected deliverable with a conforming deliverable.  If Buyer fails to provide Seller with written notice of its acceptance or rejection within the applicable Milestone Acceptance Period, then the deliverable or Services shall be deemed to have been accepted by Buyer on the latter of the tenth (10th) business day after the receipt of such deliverable by Buyer, or the completion of Seller’s Services, if applicable.  Upon acceptance of any deliverable or Services under a Milestone Schedule, Buyer shall pay Seller the payment applicable to such deliverable or Services as set forth in the Milestone Schedule pursuant to Section 3(d) above.

(b)           Installation.  Upon delivery of all deliverables applicable to a System to Buyer at the applicable Delivery Location, such System shall be installed by Seller if during the Exclusive Integration Services Period or may be installed by Seller if Integration Services are specified in the applicable Statement of Work after the Exclusive Integration Services Period.  Integration Services, including installation services, and any other Services provided hereunder shall be performed by Seller solely as an independent contractor.  Seller shall provide all necessary supervision, labor, materials, construction equipment and machinery, tools, utilities and permits necessary for the proper installation of each System. All personnel furnished by Seller to provide such Services shall at all times be the employees or independent contractors of Seller or Seller’s subcontractors and shall not be deemed to be the employees or agents of Buyer or its Affiliates.  Seller shall have sole and exclusive control over its employees and independent contractors who provide services to Buyer and over policies relating to labor and employee relations, wages, hours and working conditions of its employees.  Seller shall have the sole and exclusive right to hire, transfer, suspend, lay-off, recall, promote, assign, discipline, adjust grievances and discharge said employees or contractors.  Seller shall be solely responsible for payment of wages, overtime, benefits, worker’s compensation, sick leave, vacation and other payments or benefits due to said employees or contractors.

(c)           Protective Measures and Safety.  Without limiting the generality of Section 15 of this Contract, each of Seller and Buyer shall be responsible for all injury or damages to individuals or property that may occur as a result of its fault or negligence or, in the case of Seller, that as of its subcontractors or suppliers in connection with the performance of the Services.  Seller shall be responsible for the proper care and protection of all equipment and materials furnished by Buyer, its Affiliate or its customers to Seller until final acceptance of the Services.  Seller shall take all necessary precautions for the safety of Seller’s employees or independent contractors on the job site and prevent accidents or injury to individuals on, about or adjacent to the job site.  In addition, Seller shall erect and properly maintain at all times, as required by the conditions and progress of the Integration Services, all necessary safeguards and warnings for the protection of Seller’s employees and independent contractors, Buyer or its Affiliate’s employees or Buyer or its Affiliate’s customer’s employees and the general public.  Seller shall furnish to Buyer copies of all accident reports, promptly upon the occurrence of any accident or injury at any job site.  Seller agrees to employ labor in accordance with all applicable safety codes.  Seller shall furnish to Buyer current Material Safety Data Sheets for any hazardous materials Seller needs to use in connection with any Integration Services prior to delivery of such hazardous materials to a job site.

(d)           Clean-up.  At all times during the course of performing the Services, Seller shall perform such Services, including any necessary clean-up of Seller’s materials and work-in-progress, so as to maintain the job site in a clean, safe and orderly condition.  Upon completion of the Services, Seller shall clean all surfaces, fixtures, equipment and other items which are part of the Systems that were installed or may have been soiled by Seller, and remove from the job site and legally dispose of all temporary structures, tools, equipment, machinery and other items that were installed or fabricated by Seller, including all hazardous materials stored and used by Seller.  Buyer shall be entitled to back charge Seller for any costs of clean-up if Seller fails to clean-up Seller’s portion of the job site within 48 hours after demand by Buyer.

(e)           Inspection.  Buyer shall inspect each System delivered hereunder within fifteen (15) business days of the latter of (i) the final delivery of all deliverables applicable to such System to the applicable Delivery Location, or (ii) the completion of Seller’s Integration Services, if applicable (the “Inspection Period”).  Buyer shall accept any System that complies with the relevant Statement of Work and Specifications applicable to such System. Seller shall provide Buyer written notice of its acceptance or rejection within such Inspection Period.  Any notice of rejection shall specify in reasonable detail the reasons such System does not comply with the relevant Statement of Work and the Specifications applicable to such System.

(f)            Rejection.  If Buyer notifies Seller during the applicable Inspection Period that any System delivered hereunder is rejected for failure to comply with the relevant Statement of Work and the Specifications applicable to such System, and if Seller confirms such non-compliance, then, Seller shall, at no additional charge and as soon as reasonably practicable, use commercially reasonable efforts to cause the rejected System to comply to the relevant Statement of Work and the Specifications applicable to such System or replace the rejected System with a conforming System.

(g)           Deemed Acceptance.  Except in the event of any investigation, corrective action or retesting of a System under this Section 5, should Buyer fail to provide Seller with written notice of its acceptance or rejection within the applicable Inspection Period, then the System shall be deemed to have been accepted by Buyer on the fifteenth (15th) business day after the latter of (i) receipt of such System at the applicable Delivery Location, or (ii) the completion of Seller’s Integration Services, if applicable.

6.             Term

The term of this Contract (the “Term”) shall commence on the Effective Date and terminate on December 31, 2003, unless terminated earlier in accordance with Section 9 below.   The parties may extend the Term for additional two-year periods by mutual written agreement.   Such additional two-year periods, shall also be considered the “Term,” as applicable.

7.             Title and Risk of Loss

Title to, and the risk of loss, injury or destruction of any System, from any cause whatsoever shall pass to Buyer upon the delivery of such Systems to the Delivery Location.

8.             Warranties And Remedies

(a)           Limited Warranty.  Seller warrants that each System sold to Buyer pursuant to this Contract will be free from any material defects in design, materials and workmanship (“Limited Warranty”) for the first to occur of a period of twelve (12) months from the date of final acceptance of the System by Buyer in accordance with Section 5(e), or fifteen (15) months from the date of installation of the System (the “Warranty Period”).  If, during the Warranty Period, Buyer notifies Seller in writing that the Limited Warranty is breached with respect to a System, and demonstrates material defect(s) in design, materials and workmanship, and none of the exceptions specified below exist, then Seller shall, at its expense, repair or replace defective equipment or components and use commercially reasonable efforts to correct any other material defect(s) in designs, materials and workmanship identified in writing by Buyer.  This Limited Warranty shall not apply: (i) if the System has been modified, changed or altered by anyone other than Seller; (ii) if the System is improperly installed and Seller did not provide the installation services, (iii) if the System is being improperly operated and/or used in any way other than as contemplated by its Specifications or the applicable Statement of Work; or (iv) if the damage or defect is caused by fire, flood, wind, lightning or similar occurrences.  If any of Buyer’s warranty claims fall within any of the above exceptions, then the Limited Warranty shall become immediately null and void and shall be of no further force or effect with respect to such System and Buyer shall pay Seller’s costs of investigating and identifying the problem, and Seller’s expenses to repair or correct the problem, based on Seller’s then-current charges.

(b)           Limited Performance Warranty.  Seller further warrants that as of the latter of (i) the delivery of a System to Buyer at the applicable Delivery Location, or (ii) the completion of Seller’s Integration Services, if applicable, and for the duration of the Inspection Period applicable to such System, each such System supplied hereunder shall materially comply the relevant Statement of Work and the Specifications applicable to such System and will perform and operate substantially in accordance with the Specifications applicable to such System and the performance criteria set forth in Buyer’s applicable Statement of Work.  If, during the Inspection Period, any System does not comply with the relevant Statement of Work and the Specifications applicable to such System or does not perform or operate substantially in accordance with the Specifications applicable to such System and performance criteria in the relevant Statement of Work, then Seller shall, at its expense, repair or replace nonconforming components of the System and shall use commercially reasonable efforts to correct any other defects in the System.

(c)           Compliance with Law.  Seller further warrants, provided installation of a System is performed by Seller, that as of the completion of Seller’s Integration Services with respect to such System, such System will substantially conform in all material respects to the then-in-effect requirements of any federal, state or local governmental rule, regulation or standard governing the operation or use of such System on such date.

(d)           Services Warranty.   Seller warrants that the Services will be performed only by personnel who are trained and qualified to perform such Services and that all Services shall be performed professionally and in compliance with the specifications and performance standards set forth in the applicable Statement of Work.

(e)           THE ABOVE WARRANTIES ARE IN LIEU OF ALL OTHER EXPRESS OR IMPLIED WARRANTIES, EXPRESS OR IMPLIED, AND SELLER SPECIFICALLY DISCLAIMS ALL SUCH OTHER EXPRESS OR IMPLIED WARRANTIES AND/OR AGREEMENTS INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  EXCEPT FOR DAMAGES ARISING FROM DEATH OR BODILY INJURY TO THE EXTENT CAUSED DIRECTLY BY THE ACTS OR OMISSIONS OF SELLER, SELLER SHALL NOT BE LIABLE TO BUYER OR ITS AFFILIATES FOR ANY DAMAGES IN CONNECTION WITH THE SALE OF SYSTEMS OR THE PERFORMANCE OF SERVICES UNDER THIS CONTRACT, WHETHER ARISING IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE UNDER ANY ONE STATEMENT WORK IN EXCESS OF THE PURCHASE PRICE FOR THE SYSTEMS AND SERVICES PROVIDED AND PAID TO SELLER BY BUYER AND RETAINED BY SELLER UNDER THE SPECIFIC STATEMENT OF WORK GIVING RISE TO BUYER’S CLAIM.

(f)            TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, SELLER’S ENTIRE LIABILITY TO BUYER FOR SERVICES REGARDLESS OF THE FORM OF ACTION SHALL IN NO EVENT EXCEED TOTAL PURCHASE PRICE PAID TO SELLER BY BUYER AND RETAINED BY SELLER FOR THE SPECIFIC SERVICE GIVING RISE TO BUYER’S CLAIM.

(g)           NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR NOT, THAT ARE IN ANY WAY RELATED TO THIS CONTRACT, THE BREACH THEREOF, THE USE OR INABILITY TO USE THE SYSTEMS, THE RESULTS GENERATED FROM THE USE OF THE SYSTEMS, THE QUALITY OF THE SYSTEMS, ANY DEFECT IN THE SYSTEMS, FAILURE OF THE SYSTEMS TO PERFORM AS REPRESENTED OR EXPECTED, THE SERVICES, THE USE OR INABILITY TO USE RESULTS OF THE SERVICES, ANY TRANSACTIONS RESULTING FROM THIS CONTRACT, LOSS OF GOODWILL OR PROFITS, LOST BUSINESS HOWEVER CHARACTERIZED AND/OR FROM ANY OTHER CAUSE WHATSOEVER.

(h)           THE PARTIES FURTHER AGREE THAT EACH AND EVERY PROVISION OF THIS CONTRACT THAT PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES IS EXPRESSLY INTENDED TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION SINCE THOSE PROVISIONS REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES AND SHALL BE SEPARATELY ENFORCED.

9.             Termination

(a)           Insolvency.  Either party shall be entitled to terminate this Contract and any outstanding Statement of Work, and the parties’ duties and obligations hereunder and thereunder, on thirty (30) days prior written notice to the other party in the event the other party becomes insolvent or seeks protection, voluntarily or involuntarily, under applicable bankruptcy laws.

(b)           Payment Default.  This Contract, and the parties’ duties and obligations hereunder, may be terminated by Seller upon Buyer’s failure to make payment under any undisputed portion of any invoice on the due date for such invoice and Buyer’s failure to cure such delinquency within ten (10) days following receipt of written notice thereof from Seller to Buyer.  Seller may not withhold performance or term this Contract if Buyer disputes any invoice or portion of any invoice in good faith and fails to pay such invoice while the dispute is pending.  Buyer may withhold payment in whole or part of any amount due or claimed by Seller to such extent as may be necessary to protect Buyer or its Affiliates from loss on account of defective Systems or Services, third party claims arising from Seller’s performance under this Contract, failure of Seller to make payments promptly to employees, suppliers and contractors, exceptions through audits or liabilities of Seller to Buyer under this Contract.

(c)           Termination for Cause.  Either party may terminate this Contract at any time during Term, upon forty-five (45) days prior written notice to the other party, if the other party materially breaches any term or condition of this Contract (other than a payment default under Section 9(b)) and fails to cure such breach within the forty-five (45) day cure period.  As used in this Contract, a “material breach” shall mean a material misstatement or omission in any representation or warranty of a party, or a breach or default in the performance of any agreement, covenant or obligations of a party hereto which, in any such case, deprives the non-breaching party of a material right or benefits in any material respect.

(d)           Termination for Patent Cause.  If Seller’s U.S. Letters Patent Number 5,396,074 is determined to be invalid or unenforceable by a final non-appealable judgment of  a court of competent jurisdiction, then Buyer shall have the right, but not the obligation, to terminate this Contract upon thirty (30) days’ written notice to Seller.

(e)           Effect of Termination.  In the event of termination, both parties shall be liable for all obligations that accrued prior to termination, including completion of deliveries under any open Statement of Work unless the non-breaching party elects not to have the open Statement of Work completed, and for all obligations that survives the termination or expiration of this Contract.

10.          Compliance With Laws; Approvals

(a)           Compliance/Manufacturing Standards.  Seller and Buyer each shall be responsible for complying with all applicable legal and regulatory requirements of the United States and any other national, supranational (e.g., European Union), state or local regulatory agency, department, bureau, commission, council or other governmental entity regarding the manufacture and supply of Systems and performance of Services under this Contract.  All Systems supplied in connection with the Titan Scan Business shall be manufactured in accordance with good manufacturing practice regulations promulgated by the Food and Drug Administration from time to time to the extent such regulations apply to the Systems as used in the Titan Scan Business.

(b)           Governmental Inspections.  Seller shall give Buyer or its affected Affiliate prompt notice of any impending inspections by a governmental agency of the facility used for or processes involved in the manufacture of the Systems, and shall provide Buyer and its Affiliate an opportunity to observe such inspection.  Seller shall provide Buyer with copies of inspection reports, correspondence and other documents relating to government inspections.  Each party shall promptly notify the other of new instructions, regulations or specifications of which it becomes aware which are relevant to the manufacture of the Systems under this Contract and which are required by the Food and Drug Administration or other U.S. federal agency, equivalent foreign regulatory agencies, or other applicable laws or governmental regulations and shall confer with each other with respect to the best means to comply with such requirements.  Seller shall be responsible for obtaining and maintaining all necessary plan inspection standards and plant licenses, registrations or permits to enable the manufacture and sale of the Systems.  Each party will promptly notify the other party of any comments, responses or notices that a party receives from any governmental authorities which relate to the regulatory status of the Systems in any applications or fields other than the irradiation of food, flowers or animal hides.

(c)           Buyer’s Inspections.  Buyer and its designees and Affiliates shall have reasonable access to observe and inspect Seller’s manufacturing facilities and procedures, including manufacturing operations, at reasonable intervals and upon reasonable notice to Seller.  Seller shall maintain proper and accurate records of all manufacturing steps, processes, quality assurance and quality control procedures and will provide reasonable access to Buyer from time to time at reasonable intervals and upon Buyer’s reasonable request.

11.          Confidentiality

(a)           Non-Disclosure.  The parties anticipate that both Buyer and Seller may learn Confidential and Proprietary Information (as defined below) of the other as a consequence of the transactions contemplated by this Contract.  The parties therefore agree, on behalf of themselves, their agents, employees, parents, subsidiaries, officers, directors, and all other persons acting on or for their behalf, (i) to keep all Confidential and Proprietary Information confidential and not to disclose such Confidential and Proprietary Information, either directly or indirectly, to any third party, and (ii) not to use any such Confidential and Proprietary Information for any purpose other than performance of this Contract or as otherwise authorized under the License Agreement without the prior written consent of the non-disclosing party.

(b)           Exceptions.  The obligations in this Section 11 shall not apply to any: (i) information that either party knows about the other prior to the execution of this Contract except any information which is the subject of unexpired confidentiality obligations; (ii) information that is publicly known, or becomes publicly known, through no breach by either party; (iii) information that is rightfully obtained by either party from any third party who has no duty of confidentiality under this Contract; (iv) information that is independently developed by or for a receiving party completely apart from the disclosures hereunder, (v) information that is released pursuant to a binding court order or government regulation, provided that the receiving party delivers a copy of such order or action to the other party and reasonably cooperates with the other party if it elects to contest such disclosure or seek an appropriate remedy such as a protective order or (vi) is otherwise necessary to disclose in order to file or prosecute patent applications, prosecute or defend litigation or comply with applicable law, including regulatory filings, or otherwise establish rights or enforce obligations under this Contract, but only to the extent that any such disclosure is reasonably necessary.

(c)           Precautions.  The parties mutually agree to take all reasonably necessary steps, and to prepare and execute all necessary documents, to protect and prohibit the disclosure of Proprietary and Confidential Information under this Section 11 using the higher of a reasonable standard of care or the care used by such party to protect its own confidential or proprietary information.  Each party will immediately notify the other party of any information that comes to its attention which might indicate that there has been a loss of confidentiality with respect to such other party’s Confidential and Proprietary Information.

(d)           Remedies.  In the event of a breach or threatened breach by either party of such party’s confidentiality obligations in this Section 11, the parties acknowledge and agree that it would be difficult to measure the damage to the non-breaching party from such breach, that injury to such non-breaching party from such breach would be impossible to calculate and that money damages would therefore be an inadequate remedy for such breach.  Accordingly, the non-breaching party, in addition to any and all other rights which may be available, shall have the right of injunctive relief and other appropriate equitable remedies to restrain any such breach or threatened breach.

(e)           Return of Property.  Upon request, each party shall immediately return to the other party the originals and all copies of any Confidential and Proprietary Infofll1ation of the other party.

12.          Ownership

The parties agree that the ownership rights of Seller and Buyer with respect to the patents, patent applications, copyrights, trade secrets and other Intellectual Property Rights to the Systems is set forth in the License Agreement. All modifications, enhancements, improvements to and derivative works of any Systems or components of any System or any other proprietary information, data, methods, methodologies, templates, software (including source code and object code), algorithms, libraries, design flows, processes, databases, tools, processes, interfaces, documentation, mask works, encoding techniques, electronic components and other trade secrets and other Intellectual Property Rights, that are developed, conceived or made by any employee or contractor to Seller in the course of performing its obligations under any Statement of Work that do not constitute modifications, enhancement or improvements to the core System for application in the irradiation or pasteurization of food, flowers or animal hides (collectively, the “Works”) shall be, to the maximum extent possible under applicable law, deemed and meet the definition of “works made for hire” by Seller for Buyer under U.S. copyright law, and Buyer shall be deemed the exclusive author and owner of all Works and all Intellectual Property Rights therein.  If any Work does not meet the definition of “work made for hire,” Seller agrees to irrevocably assign, and hereby does irrevocable assign and transfer, to Buyer all of its Intellectual Property Rights therein, or if such assignment is not allowed, hereby grants to Buyer and its Affiliates a worldwide, exclusive, irrevocable, perpetual royalty-free, fully paid license, with right to sublicense through multiple tiers of sublicenses, to modify or use the Works for any and all purposes other than the irradiation or pasteurization of food, flowers or animal hides.  All worldwide rights, title and interest in any and all trade secrets and know-how discovered or developed by any employee or consultant of Seller in the course of performing its obligations under a Statement of Work, excluding trade secrets relating to irradiation or pasteurization of food, flowers or animal hides, shall be held and owned exclusively by Buyer

(the “Trade Secrets”), and Seller hereby irrevocably assigns and transfers the Trade Secrets to Buyer.  To the extent that any provision regarding Intellectual Property Right to the Systems delivered under this Contract is contrary in the License Agreement, the provision of the License Agreement shall control.

13.          Remedies

The remedies of the parties contained in this Contract are cumulative with one another and with any other remedies which the parties may have at law, in equity, under any Contracts of any type or otherwise, and the exercise or failure to exercise any remedy shall not preclude the exercise of that remedy at another time or of any other remedy at any time.  No waiver of a breach of any provision of this Contract shall constitute a waiver of any other breach or of such provision.  The invalidity in whole or in part of any condition of this Contract shall not affect the validity of other conditions.

14.          Insurance

Without limiting any of the other obligations or liabilities of Seller, Seller shall, at its own expense, secure and maintain in effect during the Term, and for a period of four years after acceptance of the final System delivered under a Statement of Work, on an “occurrence” and not a “claims made” basis, insurance coverages as described herein, in amounts not less than the minimum limits specified, to protect Buyer from claims or liabilities in any way arising out of Seller’s performance or non-performance under this Contract:  (1) workers compensation insurance and employers liability insurance in accordance with statutory requirements and limits, (2) commercial general liability insurance, including products liability coverage, contractual liability coverage and automobile liability coverage, with limits of not less than Two Million Dollars ($2,000,000) for each occurrence for bodily injury and property damage combined,  and (3) professional indemnity insurance coverage for claims in connection with its engineering Services, with limits of coverage of at least Two Million Dollars ($2,000,000).  Seller shall name Buyer and its Affiliates and their directors, officers and employees as additional insureds on the policies of insurance and endorsements to the policies in a form approved by Buyer and shall provide to Buyer certificates evidencing this coverage.  Seller agrees that the insurance provided to Buyer under this Contract shall be primary to any insurance of Buyer for all purposes, such Buyer insurance to be considered as excess of and not contributing with Buyer’s policies.  Seller shall be responsible solely for any deductible or self-insured retention on such insurance.  All such insurance shall contain a severability of interest or cross liability clause, shall contain a waiver by the insurer of subrogation in favor of Buyer, and shall provide that the insurance may not be modified, cancelled or renewed for any reason, except with the insurer giving thirty (30) days’ prior written notice to Buyer.  Buyer understands and acknowledges that Seller’s cost for premiums for any insurance required to be maintained under this Section 14 that exceeds the insurance coverage customarily obtained by similar businesses facing similar risks and that exceeds the insurance requirements of other customers of Seller that are not affiliated with Buyer shall be deemed Insurance Costs and shall be allocated to the Cost of Services and Cost of Manufacturing in accordance with Sections 1(e) and 1(s).

15.          Indemnity

(a)           Indemnity.  As between Buyer and its Affiliates, on the one hand, and Seller, on  the other hand, Seller shall be solely liable for and Seller shall indemnify, defend and hold Buyer, and its Affiliates, or its or their directors, officers, employees, agents, representatives, successors and assigns (collectively “Buyer Indemnitees”) harmless from and against any and all claims, actions, suits, proceedings, losses, liabilities, penalties, damages, costs or expenses, including attorneys’ fees and disbursements, of any kind whatsoever resulting from (1) injuries to or death of any and all individuals, including members of general public or any employee, agent or independent contractor of Buyer or its Affiliates, Seller or any customer of Seller arising out of or connected in any manner with performance of any Services or any defect in the System(s) or Seller’s failure to warn Buyer, its Affiliates or its customers about risks relating to the System(s) or use of the System(s), whether or not the conduct of Seller or any subcontractor was tortious and whether any other party contributed to the injuries or death, (2) damages to, loss, and/or destruction of property, including loss of use of any property, arising out of or connected in any manner with performance of any Services or any defect in the System(s) or Seller’s failure to warn Buyer, its Affiliates or its customers about risks relating to System(s) or the use of the System(s), whether or not the conduct of Seller or any subcontractor was tortious and whether any other party contributed to the property damage, (3) third party claims of any kind, whether based upon negligence, strict liability or otherwise, arising out of or connected in any manner to Seller’s or any of its contractor’s acts or omissions in breach of this Contract or resulting from failure to comply with this Contract, or (4) actual or alleged infringement or misappropriation by Seller or any subcontractor of any intellectual property right in connection with the Systems or Services or violation of any third party license to use intellectual property rights in connection with the Systems or Services.

(b)           Defense of Third Party Claims.  If any claim is brought against any Buyer Indemnitees, then Seller shall be entitled to participate in, and, unless in the opinion of counsel for Buyer a conflict of interest between Buyer and Seller may exist with respect to such claim or the defense thereof, assume the defense of, such claim, without any reservation of rights, with counsel reasonably acceptable to Buyer.  If Seller does not assume the defense of Buyer Indemnitees, without any reservation of rights with respect to the indemnity obligation, or if a conflict precludes Seller from assuming the defense, then Seller shall reimburse Buyer on a monthly basis for Buyer Indemnitees defense through separate counsel of Buyer’s choice.  Even if Seller assumes the defense of Buyer Indemnitees without any reservation of rights and with acceptable counsel, Buyer, at its sole option, may participate in the defense, at its own expense, with counsel of its own choice without relieving Seller of its obligations hereunder.

16.          Assignment And Delegation

Neither this Contract nor any right, obligation or duty hereunder of either party, may be assigned to, or assumed or performed by, any third party, without the prior written consent of the non-assigning party; provided, however, that a change in the equity ownership of Seller or Buyer shall be deemed not an assignment.  Any purported assignment or delegation made without compliance with the requirements of this Section 16 shall be wholly void and ineffective for all purposes.

17.          Integration

This Contract, together with each Statement of Work and Change Order issued hereunder (each of which is incorporated herein by reference), sets forth the entire agreement and understanding of the parties with respect to transactions contemplated hereby and thereby and supercedes any and all prior contracts, agreements and understandings of the parties relating to the subject matter hereof and thereof.  In the event of a conflict between this Contract and any Statement of Work or Change Order issued with respect to any System hereunder, the terms of the Statement of Work, as modified by any applicable Change Order will govern.  In the event of a conflict between any Statement of Work and a related Change Order, the terms of the Change Order will govern.

18.          Amendment/Waiver

This Contract may be amended, modified, superceded or canceled, and any of the terms, representations, warranties, covenants and conditions herein may be waived, only by an instrument in writing executed by both parties or, in the case of a waiver, by the party waiving compliance.

19.          Force Majeure

If either party is unable to carry out its obligations under this Contract because of Force Majeure (as defined below), the parties agree to suspend performance until the event creating the Force Majeure is over.  The party who is unable to perform because of a Force Majeure agrees to resume performance of its obligations under this Contract upon the termination of the Force Majeure.  Neither party shall be liable for any loss or damage by reason of such failure or delay in performance caused by the Force Majeure.

20.          Advertising And Publicity

(a)           Neither Buyer nor Seller shall at any time use the other party or its Affiliates’ names, trademarks or trade names in any advertising or publicity without the prior written consent of such party.

(b)           Neither Buyer nor Seller shall disclose or issue any press release related to any Statement of Work under this Contract (or the terms hereof), or the relationship between the parties, without the express prior written consent of the other party; provided, however, that nothing herein shall be construed to prevent a party from complying with any state and/or federal laws or regulations requiring such disclosure; provided, further, however that a party shall provide to the other party any such press release or other disclosure at a reasonable time prior to its intended disclosure in order to enable such party to review all such press releases or disclosures, and Buyer and Seller shall mutually agree on the wording of any press release or disclosure.  In addition, in the event Seller deems it necessary to file this Contract as an exhibit to any publicly filed document in accordance with the regulations promulgated by the Securities and Exchange Commission, Seller shall seek confidential treatment, within the guidelines of the Securities and Exchange Commission, for the terms of this Contract. Seller shall provide Buyer the proposed confidential treatment request submission, including the redacted version of the

Contract, at least five (5) business days prior to the proposed filing date and shall modify any submission as reasonably requested by Seller

21.          Notices

All notices, requests, demands and other communications which are required or permitted to be given under this Contract shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered personally, (ii) upon confirmation of receipt if sent by facsimile, (iii) upon delivery if sent by reputable overnight courier, or (iv) five (5) days after mailing by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to Buyer:                                                                                    The Titan Corporation

3033 Science Park Road

San Diego, California 92121

Attention:  General Counsel

Facsimile: (      )

If to Seller                                                                                          SureBeam Corporation

3033 Science Park Road

San Diego, California 92121

Attention:  Chief Financial Officer

Facsimile:  (        )

or to such other person or address as either party shall have specified by notice in writing to the other party hereto.

22.          Governing Law

This Contract shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).   Both parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in San Diego, California and both parties waive any right to object to the jurisdiction or venue of the courts in San Diego, California for such purpose.

23.          Severability

The invalidity or unenforceability of any provision of this Contract shall not affect the validity or enforceability of any other provision contained herein.

24.          No Solicitation

During the Term of this Contract and for a period of one (1) year after termination of this Contract, neither Buyer nor Seller shall not induce, solicit, assist, or have discussions or any other communications with any employee of the other party or its Affiliates to influence or cause that employee to terminate employment with such party, and will not facilitate, inducement, solicitation, discussion or any other communication by a third person of or with any employee of the other party to influence or cause that employee to terminate employment with the other party.

25.          Headings

The headings used in this Contract are for convenience of reference only, shall not be deemed to be a part of this Contract and shall not be referred to in connection with the construction or interpretation of this Contract.

26.          Construction

In the interpretation and construction of this Contract, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Contract shall not be deemed, for the purpose of construction and interpretation, to have been drafted by either party.

27.          Counterparts

This Contract may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page to this Contract by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Contract.

28.          Survival

The provisions of Sections 3(e), 7, 8, 9(e), 11, 12, 13, 14, 15, 22, 23, 24, 28 and 29 shall survive termination of this Contract.

29.          Dispute Resolution

The parties shall seek to resolve any dispute arising under this Contract in accordance with the procedure set forth in this Section 29.  Prior to undertaking any legal action to enforce any provision of this Contract, the party contemplating such enforcement shall provide written notice to the other party of the contemplated legal action and shall briefly describe the nature of the dispute between the parties relating to such action.   If after negotiating in good faith the parties are unable to resolve the dispute within twenty (20) days of the other party’s receipt of such written notice, then the dispute will be referred to the chief executive officer of Seller and Buyer respectively, or their designees, for good faith resolution for a period of fifteen (15) days.  If the parties fail to resolve the dispute within such fifteen-day period, either party may pursue any remedies available to under this Contract.

30.          Authority

The parties executing this Contract on behalf of Buyer and Seller represent and warrant that they have the corporate and other authority to enter into this Contract and to bind their respective companies to all the terms and conditions of this Contract.

31.          Further Assurances

Both parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Contract.

32.          Subcontractors

Seller shall reasonably cooperate with Buyer in connection with the formulation and execution of any subcontracting plan that Buyer is required to submit to any governmental agency under a contract between Buyer and such governmental agency for the Systems or Services so as to cause the same to comply with small, minority, and women-owned businesses subcontracting requirements, including without limitation, using suppliers and subcontractors included within any relevant subcontracting plan in connection with the performance of the relevant Statement of Work.

33.          Convict Labor

In connection with the work under this Contract, Seller agrees not to employ any person undergoing sentence of imprisonment, except as provided by Public Law 89-176, September 10, 1965 (18 U.S.C. 4082(c)(2)) and Executive Order 11755, December 29, 1973.

34.          Equal Opportunity

If this Contract or any Statement of Work is subject to Executive Order 11246 of September 24, 1965, and relevant orders of the Secretary of Labor, Section 503 of the Rehabilitation Act of 1973, as amended and relevant orders of the Secretary of Labor, or the Vietnam Era Veterans’ Readjustment Act of 1974 or any other applicable laws regarding the provision of equal employment opportunities, then Seller shall comply with the equal employment opportunity clauses and applicable orders, including those set out at 41 CFR 60-1.4 and 41 CFR 60-250.4 and 60-741.4, which clauses are incorporated herein by reference with the same force and effect if stated in full text.

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the Effective Date.

THE TITAN CORPORATION

By:	/s/ MARK W. SOPP
Name:	Mark W. Sopp
Its:	Chief Financial Officer

SUREBEAM CORPORATION

By:	/s/ DAVID A. RANE
Name:	David A. Rane
Its:	Chief Financial Officer

EXHIBIT A

DESCRIPTION OF SYSTEMS

(As modified by the applicable Statement of Work)

1.                                 Electron Bean Energy Source

•                                          Linear accelerator(s) Model SB 10/18 (generates 18 kW of electron beam power at 10 MeV energy or SB 5/15 (generates 15 kW of electron beam power at 5 MeV energy), including modulator, klystron, radio frequency transmission, beam centerline, scan horns and vacuum system

•                                            Horizontal or Vertical accelerator configuration.

•                                            X-Ray converter (if applicable) — conversion efficiency is dependent on specific factory test results

•                                            Beam stop

•                                            real-time control system, with redundant monitors for key process parameters

•                                            secondary closed loop water conditioning and cooling system.

•                                            Performance specifications: E50 (average energy) = 10.0 ± 0.3 MeV, power = set-point ± 5%, variance in scan uniformity < ±5%, reliability ≥ 95%, selectable scan heights = 3, overscan < 1” top and bottom. All energy and power measurements shall be performed to Buyer’s standard testing procedures (F###-##-####.A).

2.                                 Material Handling System — a material handling system for containing, positioning and moving the product to be processed through the process

•                                            transportation conveyor — roller , chain, or power and free conveyor

•                                            process conveyor—independent servo driven process conveyor(s) precisely control the speed of the product through the electron beam.

•                                            other mechanisms required to process material through the system such as closing conveyors, rotate mechanisms, box flipping, etc.

•                                            Carriers or pallets

•               control system — monitor and control the flow of product through the system, including actions that result in product movements.

•                                            Performance specifications: design load < 500 lbs for power and free conveyor or < 50 lbs for conveyor, process conveyor speed range 1.00 to 10.00 fpm (base), close packing < 3”, process interrupt = positive.

3.                                 SureTrack Control System — a real-time information and control system to provide data management systems, operating functions, logical error detection and overall error recovering functions for the entire system, including:

•                                            work station computer, mirrored hard drives (2RAID drives), color graphics, monitor, color printer and interface to Allen Bradley PLC.

•                                            real-time PLC control system for monitoring, tracking and controlling the irradiation process.

•                                            real-time information system to meet applicable regulatory requirements and provide the following functionality:

-graphical user interface;

-system start-up and shutdown;

-creation, audit and scheduling of processing protocols;

-lot control;

-real-time monitor and information display;

-process integrity checks;

-error detection and recovery;

-processing reports, data management and information archiving;

-data logging and process variable trending;

-alarm monitoring; and

-password and security protection

•               redundant sensors for all key process monitors

•               software validation per SureBeam Software Development Procedures.

4.           Dosimetry System — a redundant dosimetry system to independently measure doses of electron beams delivered to products.  The system shall conform to applicable American National Standards Institute standards.  The following equipment shall be included:

•             Genesys spectrophotometers with accompanying software integrated to a PC for data processing;

•               5000 B2 radiochromic dosimeters that cover a range of doses from 1.0 kGy to 100 kGy

•               certified RISO Aluminum Energy Wedges or other electron beam measurement equipment

•                                            PC and associated software and laser printer for running the dosimetry system.

•                                            equipment calibration and procedures.

5.                                 Safety system — a safety system that meets the requirements for electron mean system protection as specified by OSHA, IAEA Safety Series 107, NCRP Report 51 and applicable state regulatory requirements, including the following capabilities:

-intrusion detection for unauthorized access to the system

-emergency stops and pull cords

-fire/smoke detection.

-system start-up & shutdown.

-key lockouts.

-radiation monitors for out-of-limits conditions.

-status display.

-start-up alarms and horns.

-start-up timer.

-status alarms and beacons.

-ozone exhaust flow monitor.

-safety signs and markings (Radiation Hazard, Access Prohibited, High Voltage etc.).

-automatic shut-down for out-of-limits conditions.

-sequenced start-up.

6.                                 Shielding — a radiation protection shield (concrete or steel) designed to protect operators from ionizing energy and meet OSHA and state regulatory requirements. The shield is designed to provide protection from ionizing radiation generated from the interaction of the beam and material. The design requirements for the system require that radiation measurementslevels in the load and unload areas be < 20 mSv per 2000 hoursyear,; and in areas such as the Equipment Room the levels can be < 20 mSv per 400 hours. Access to the beam area is strictly prohibited because the radiation level exceeds 3 mSv per hour. The shield can be designed as an external building.

EXHIBIT B

INTEGRATION SERVICES AND SERVICE LEVELS

Site Construction  [add descriptions of the services to be delivered in each area]

Equipment installation — Seller shall complete the installation of equipment as defined in the Statement of Work.

Hookup of equipment to utilities furnished by Buyer or its customers.

System integration and performance testing — the following tasks shall be performed during system integration:

-                    Installation and operation of the equipment as a total system

-                    Interfacing major sub-systems (controls, accelerator, material handling, safety, and utilities)

-                    Testing of all normal and error conditions

-                    Set all operating parameters and high / low limits

-                    Verify operating performance (energy, power, speeds, etc.)

Validation of System to Statement of Work requirements

-                    Installation qualification shall be performed as defined in ISO-11137

-                    Irradiator dose mapping shall be performed as defined in ISO-11137

-                    Certification

-                    Validation activities shall be performed to ISO-11137, FDA guidelines, and Seller’s Software Development Procedure, latest version

System acceptance test & installation qualification — as part of the system validation and installation qualification, the following system acceptance test will be performed:

-                    Demonstration of key system functionality (start-up, shutdown, product input, irradiation processing, and output processing). Criteria for success = meet requirements for major functionality

-                    Demonstration of the safety system to Seller test procedures. Criteria for success = meet requirements for all safety test procedures

-                    Perform radiation survey. Criteria for success = meet OSHA and State protection levels

-                    Completion of the IQ and OQ tests

-                    Demonstration of the system reliability. Criteria for success = 95% uptime under normal operating conditions (no induced errors) for a period of 8 hours.

-                    Minor items not effecting the system integrity, dose, or system safey may be added to a punchlist for subsequent resolution.

Any other services set forth on the applicable Statement of Work.

EXHIBIT C

MAINTENANCE AND REPAIR SERVICES AND SERVICE LEVELS

1)                            The following maintenance support may be provided as specified in the Statement of Work:

•                  Full-time maintenance personnel will be provided with primary responsibility for maintaining the System. These personnel will be scheduled to provide coverage during the normal hours of operation.

•                  Normal PM and cleaning will be performed during non-production hours.

•                  A computerized maintenance system (MPII) will be used to track and schedule the maintenance activities. This system will be loaded with maintenance instructions and schedules, and maintained to provide a record of maintenance activities for regulatory reviews.

•                  Sufficient spare parts and consumables will be stocked at both the site and Seller’s maintenance depot to ensure that maintenance personnel have access to replacement parts in a time frame to maintain system availability > 95%. The cost of all spare parts consumed is included.

•                  All special tools needed to maintain the System shall be provided by Seller. To include vacuum roughing pump, storage oscilloscopes, etc.

•                  Equipment calibrations traceable to national standards shall be performed on all equipment used to measure or set the operating parameters.

•                  On a periodic basis, Seller will perform an audit of the System to monitor the status of the following items:

-                    Process integrity;

-                    Safety system functionality;

-                    Operating parameters;

-                    Radiation protection;

-                    Ozone ventilation.

•                  On-line link connecting the site control system to Seller’s support personnel to provide remote diagnostic capability will be provided.